Exhibit 23.4
RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     I consent to the incorporation of my report dated January 2, 2007 with respect to the financial statements of VCI Vision Computers, Inc. included in the Form SB-2 filing of Silicon Mountain Holdings, Inc.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
October 25, 2007